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                                  EXHIBIT 10.11


                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made as of this 1st day of December, 2000, among STERLING FINANCIAL CORPORATION ("Corporation"), a Pennsylvania business corporation having a place of business at 101 North Pointe Boulevard, Lancaster, Pennsylvania 17601, BANK OF LANCASTER, N.A., a national banking association having a place of business at 101 North Pointe Boulevard, Lancaster, Pennsylvania 17601 ("Bank"), and GREGORY S. LEFEVER ("Executive"), an individual residing at 701 Rosemont Drive, Lititz, Pennsylvania 17543.

                                   WITNESSETH:

         WHEREAS, the Corporation is a registered bank holding company;

         WHEREAS, the Bank is a subsidiary of the Corporation;

         WHEREAS, Corporation and Bank desire to presently employ Executive to serve in the capacity of Executive Vice President and Managing Director of Trust and Investment for Corporation and Bank;

         WHEREAS, Corporation and Bank commit to create a separate affiliate trust entity as expeditiously as possible; and

         WHEREAS, Corporation and Bank intend to employ Executive as President and CEO of the affiliate trust entity once created; and

         WHEREAS, Executive desires to accept employment with Corporation and Bank on the terms and conditions set forth herein.

                                   AGREEMENT:

         NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. EMPLOYMENT. Corporation and Bank hereby employ Executive and Executive hereby accepts employment with Corporation and Bank, under the terms and conditions set forth in this Agreement. As consideration for this Agreement, Executive hereby agrees to release Corporation and Bank of any obligations, duties or responsibilities, and Executive agrees to relinquish any and all rights, including but not limited to any payments, compensation or sums of money he may otherwise be entitled, or he may have, under the Change in Control Agreement executed by Corporation, Bank and Executive on or about July 12, 1999.

2. DUTIES OF EMPLOYEE. Executive shall perform and discharge well and faithfully such duties as an executive officer of Corporation and Bank as may be assigned to Executive from time to time by the Board of Directors of Corporation and Bank and the Chairman and President of the Corporation and Bank, so long as the assignment is consistent with the Executive's office and duties. Executive shall be employed as Executive
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         President and Managing Director of Trust and Investments for
         Corporation and Bank, and shall hold such other titles as may be given to him from time to time by the Board of Directors of Corporation and Bank. Executive shall devote his full time, attention and energies to the business of Corporation and Bank during the Employment Period (as defined in Section 3 of this Agreement); provided, however, that this
         Section 2 shall not be construed as preventing Executive from (a) engaging in activities incident or necessary to personal investments so long as such investment does not exceed 5% of the outstanding shares of any publicly held company, (b) acting as a member of the Board of Directors of any other corporation or as a member of the Board of Trustees of any other organization, with the prior approval of the Board of Directors of Corporation and Bank, or (c) being involved in any other activity with the prior approval of the Board of Directors of Corporation and Bank. The Executive shall not engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of Corporation or Bank, nor may the Executive serve as a director or officer or in any other capacity in a company which competes with Corporation or Bank.

3.       TERM OF AGREEMENT.

         (a) This Agreement shall be for a three (3) year period (the "Employment Period") beginning on the date first mentioned above, and if not previously terminated pursuant to the terms of this Agreement, the Employment Period shall end three (3) years later. The Employment Period shall be automatically extended on the third anniversary date of the commencement of the Employment Period (the "Renewal Date") for a period ending one (1) year from the Renewal Date unless either party shall give written notice of non-renewal to the other party at least thirty (30) days prior to the Renewal Date, in which event this Agreement shall terminate at the end of the Employment Period. If this Agreement is renewed on the Renewal Date, it will be automatically renewed on the first anniversary date of the Renewal Date (the "Annual Renewal Date") and each subsequent Annual Renewal Date for a period of one (1) year unless either party gives written notice of non-renewal to the other party at least thirty (30) days prior to an Annual Renewal Date, in which case this Agreement shall terminate on that Annual Renewal Date.

         (b) Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein) upon written notice from the Board of Directors of Corporation or Bank to Executive. As used in this Agreement, "Cause" shall mean any of the following:

                  (i) Executive's conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of forty-five
                           (45) consecutive days or more;


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                  (ii)     Executive's failure to follow the lawful instructions
                           of the Board of Directors of Corporation or Bank with respect to its operations, after written notice from Corporation or Bank and a failure to cure such violation within thirty (30) days of said written notice;

                  (iii) Executive's failure to substantially perform Executive's duties to Corporation or Bank, other than a failure resulting from Executive's incapacity because of physical or mental illness, as provided in subsection (d) of this Section 3, after written notice from Corporation or Bank and a failure to cure such violation within thirty (30) days of said written notice;

                  (iv) Executive's intentional violation of the provisions of this Agreement;

                  (v) dishonesty or gross negligence of the Executive in the performance of his duties;

                  (vi) Executive's removal or prohibition from being an institutional-affiliated party by a final order of an appropriate federal banking agency pursuant to
                           Section 8(e) of the Federal Deposit Insurance Act or by the Office of the Comptroller of the Currency pursuant to national law;

                  (vii) conduct on the part of the Executive as determined by an affirmative vote of seventy percent (70%) of the disinterested members of the Board of Directors of Corporation and Bank which brings public discredit to Corporation or Bank; or

                  (viii) Executive's breach of fiduciary duty involving personal profit.

                  (ix) Executive's violation of any law, rule or regulation governing banks or bank officers or any final cease and desist order issued by a bank regulatory authority;

                  (x) Executive's unlawful discrimination, including harassment, against Corporation's employees, customers, business associates, contractors or visitors;

                  (xi) Executive's theft or abuse of Corporation's property or the property of Corporation's customers, employees, contractors, vendors or business associates; or

                  (xii) the direction or recommendation of a state or federal bank regulatory authority to remove Executive from his positions with Corporation or Bank as identified herein.


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                  If this Agreement is terminated for Cause, all of Executive's rights under this Agreement shall cease as of the effective date of such termination and Corporation and Bank shall have no further obligations to Executive.

         (c) Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive's voluntary termination of employment (other than in accordance with Section 5 of this Agreement) for Good Reason. The term "Good Reason" shall mean (i) the assignment of duties and responsibilities to Executive inconsistent with his position; (ii) a reassignment of Executive to a principal office which is more than thirty (30) miles from the Executive's principal office in Lancaster County; (iii) any removal of the Executive from his position or any adverse change in the terms and conditions of the Executive's employment, except for any termination of the Executive's employment under the provisions of Section 3(b) hereof; (iv) any reduction in the Executive's Annual Base Salary as in effect immediately prior to this Agreement or as the same may be increased from time to time, except such reductions that are the result of a national financial depression, or national or bank emergency; or (v) any failure of Corporation and Bank to provide the Executive with benefits at least as favorable as those enjoyed by the Executive during the Employment Period under any of the pension, life insurance, medical, health and accident, disability or other employee plans of Corporation and Bank, or the taking of any action that would materially reduce any of such benefits, unless such reduction is part of a reduction applicable to all employees.

                  If such termination occurs for Good Reason, then Corporation or Bank shall pay Executive an amount equal to two times Agreed Compensation, which amount shall be payable in equal monthly installments and shall be subject to federal, state and local tax withholdings. In addition, for the remainder of the then existing Employment Period, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his termination of employment, or, if Corporation and Bank cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining substantially similar benefits. In lieu of continued pension, welfare and other benefits, Executive may elect to receive a one-time lump sum cash payment equal to 25% of the payments to be received for termination of the Agreement under this provision. Said lump sum shall be payable within thirty (30) days following the date of termination and shall be subject to federal, state and local tax withholdings. Notwithstanding any other provisions of this Agreement or any other agreement or plan of Corporation or Bank, in the event the payments described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax


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                  under Code Section 4999, such payments shall be retroactively
                  (if necessary) reduced to the extent necessary to avoid such excise tax imposition. Upon written notice to Executive, together with calculations of Corporation's independent auditors, Executive shall remit to Corporation the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this contract to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the Corporation shall be required only to pay to Executive the amount determined to be deductible under Section 280G.

                  At the option of the Executive, exercisable by the Executive within ninety (90) days after the occurrence of the event constituting "Good Reason," the Executive may resign from employment under this Agreement by a notice in writing (the "Notice of Termination") delivered to Corporation and Bank and the provisions of this Section 3(c) hereof shall thereupon apply.

         (d) Notwithstanding any other provisions of Section 3 of this Agreement, this Agreement shall terminate automatically upon Executive's Disability and Executive's rights under this Agreement shall cease as of the date of such termination; provided, however, that Executive shall nevertheless be entitled to receive any benefits that may be available under any disability plan of Corporation and Bank, until the earliest of (i) Executive's return to employment, (ii) his attainment of age 65, or (iii) his death. In addition, Executive shall receive for such period a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his disability, or, if Corporation and Bank cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining such benefits (or substantially similar benefits). For purposes of this Agreement, the Executive shall have a Disability if, as a result of physical or mental injury or impairment, Executive is unable to perform all of the essential job functions of his position on a full time basis with or without a reasonable accommodation and without posing a direct threat to himself and others, for a period of one hundred eighty (180) consecutive days or more. The Executive shall have no duty to mitigate any payment provided for in this Section 3(d) by seeking other employment.

         (e) Notwithstanding any other provisions of Section 3 of this Agreement, this Agreement shall terminate automatically upon Executive's death and Executive's rights under this Agreement shall cease as of the date of such termination.

         (f) Executive agrees that in the event his employment under this Agreement is terminated, Executive shall resign as a director of Corporation and Bank, or any affiliate or subsidiary thereof, if he is then serving as a director of any of such


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                  entities.

         (g) In the event that this Agreement is not renewed by Corporation and Bank in accordance with Subsection (a) of Section 3 of this Agreement, then Corporation and Bank shall pay Executive, within thirty (30) days following termination of the Agreement and upon the receipt of a mutually agreed release, an amount equal to 1.0 times the Executive's Agreed Compensation.

         (h) The term "Agreed Compensation" shall mean an amount equal to the average annual compensation (including, without limitation, Annual Base Salary and bonuses) payable by Corporation and Bank to Executive and includable by Executive in gross income for the most recent five (5) taxable years, or such shorter period as Executive shall have been employed by Corporation and Bank, ending, if a Change in Control (as defined in subsection (b) of Section 5 of this Agreement) occurs, before the date on which the Change of Control occurred.

1.       EMPLOYMENT PERIOD COMPENSATION.

         (a) Annual Base Salary. For services performed by Executive under this Agreement, Corporation or Bank shall initially pay Executive an Annual Base Salary at the rate of One Hundred Thirteen Thousand Dollars ($113,000) per year (subject to applicable withholdings and deductions) payable at the same times as salaries are payable to other executive employees of Corporation or Bank. After Executive's review in March 2001, Corporation or Bank shall increase his Annual Base Salary to One Hundred Twenty-Five Thousand Dollars ($125,000) per year. Following said increase, Corporation or Bank may, from time to time, increase Executive's Annual Base Salary. Any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the date established for such increases by the Board of Directors of Corporation or Bank or any committee of such Board in the resolutions authorizing such increases.

         (b) Bonus. For services performed by Executive under this Agreement, Corporation or Bank may, from time to time, pay a bonus or bonuses to Executive as Corporation or Bank, in its sole discretion, deems appropriate. The payment of any such bonuses shall not reduce or otherwise affect any other obligation of Corporation or Bank to Executive provided for in this Agreement. Executive is entitled to participate in the bonus programs available to senior executives.

         (c) Paid Time Off and/or Vacations. During the term of this Agreement, Executive shall be entitled to paid time off and/or vacation in accordance with the policies as established from time to time by the Boards of Directors of Corporation and Bank for the Corporation's and Bank's senior management. However, Executive shall not be entitled to receive any additional compensation from Corporation and Bank


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                  for failure to take paid time off and/or vacation, nor shall
                  Executive be able to accumulate unused paid time off and/or vacation time from one year to the next, except to the extent authorized by the Boards of Directors of Corporation and Bank.

         (d) Employee Benefit Plans. During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at Corporation and Bank, subject to the terms of said plan, until such time that the Boards of Directors of Corporation or Bank authorize a change in such benefits. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 4(a) hereof.

         (e) Business Expenses. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by the Boards of Directors of Corporation or Bank for their executive officers. Corporation or Bank shall reimburse Executive for any and all dues and reasonable related business expenses associated with the Executive's membership in Lancaster Country Club.

         (f) Stock Options. Executive shall be entitled to participate in the Corporation's stock option plans consistent with his position as a member of Corporation's and Bank's senior management. Upon a Change in Control (as defined in Section 5(b) of this Agreement), all options theretofore granted to the Executive by the Corporation and not previously exercisable shall become fully exercisable to the same extent and in the same manner as if they had become exercisable by passage of time or by virtue of the Corporation achieving certain performance objectives in accordance with the relevant provisions of any plan and any agreement.

2.       TERMINATION OF EMPLOYMENT FOLLOWING CHANGE IN CONTROL.

         (a) If a Change in Control (as defined in Section 5(b) of this Agreement) shall occur and if subsequently during the term of this Agreement, there shall be:

                  (i) any involuntary termination of the Executive (other than for the reasons set forth in Sections 3(b) or
                           (3d) of this Agreement); or

                  (ii) any reduction in Executive's title, responsibility (including reporting responsibility) or authority as in effect immediately prior to the Change in Control (as defined in Section 5(b) of this Agreement); provided, however, that Executive may be assigned to a position with a reasonably similar title, responsibility and authority if Executive's actual or targeted compensation in such new position is not less than Executive's actual and


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                           targeted compensation immediately prior to the Change
                           in Control (as defined in Section 5(b) of this Agreement); or

                  (iii) the assignment to Executive of duties inconsistent with his position immediately prior to the Change in Control (as defined in Section 5(b) of this Agreement), except for an assignment of duties consistent with a position permitted in Section 5(a)(ii) of this Agreement; or

                  (iv) a reduction in Executive's Annual Base Salary in effect immediately prior to the Change in Control (as defined in Section 5(b) of this Agreement); or

                  (v) reassignment of Executive to a principal office which is more than 30 miles from Executive's principal office in Lancaster, Pennsylvania; or

                  (vi) the failure to provide Executive with welfare, pension, incentive compensation, fringe and other benefits to which he was entitled immediately prior to the Change in Control (as defined in Section 5(b) of this Agreement), unless such failure occurs by reason of a reduction or change in such benefits for employees generally or similarly situated executive employees of the corporation which is the acquiring, resulting or successor corporation in the Change in Control (or an affiliate thereof); or

                  (vii) any material breach of this Agreement by the acquiring, resulting or successor corporation in the Change in Control which is not cured within thirty
                           (30) days after receipt of written notice of such breach from Executive,

                  then, at the option of Executive, exercisable by Executive within ninety (90) days of the occurrence of any of the foregoing events, Executive may resign from employment with Corporation and Bank by delivering a notice in writing ("Notice of Termination") to Corporation and Bank, whereupon Executive will become entitled to the payments described in
                  Section 6. In the case of a termination described in Section 5(a)(i) of this Agreement, Executive shall confirm his involuntary termination, in writing, within ninety (90) days of the date of such termination, and such confirmation will be deemed a Notice of Termination.

         (b) As used in this Agreement, "Change in Control" shall mean the occurrence of any of the following:

                  (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934 (the "Exchange Act")), other than the Employers, a subsidiary of the Employers, an employee benefit plan of the Employers or a subsidiary of the Employers (including a related trust), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under


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                           the Exchange Act), directly or indirectly, of
                           securities of the Employers representing more than 20% of the combined voting power of the Employers' then outstanding securities;

                  (ii) the occurrence of, or execution of an agreement providing for, a sale of all or substantially all of the assets of the Employers to an entity which is not a direct or indirect subsidiary of Employers;

                  (iii) the occurrence of, or execution of an agreement providing for, a reorganization, merger, consolidation or similar transaction involving the Employers, unless (A) the shareholders of the Corporation immediately prior to the consummation of any such transaction will initially own securities representing a majority of the voting power of the surviving or resulting corporation, and (B) the directors of the Employers immediately prior to the consummation of such transaction will initially represent a majority of the directors of the surviving or resulting corporation; or

                  (iv) any other event which is at any time irrevocably designated as a "Change in Control" for purposes of this Agreement by resolution adopted by a majority of the then non-employee directors of the Employers.


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3.       RIGHTS IN EVENT OF TERMINATION OF EMPLOYMENT FOLLOWING CHANGE IN
         CONTROL.

         (a) In the event that Executive validly and timely delivers a Notice of Termination (as defined in Section 5(a) of this Agreement) to Corporation and Bank, Executive shall be entitled to receive the following compensation and benefits:

                  If, at the time of termination of Executive's employment, a Change in Control (as defined in Section 5(b) of this Agreement) has also occurred, Corporation and Bank shall pay Executive an amount equal to two (2) and one-half times the Agreed Compensation (as defined in Section 3(h) of this Agreement) in either (i) thirty (30) equal monthly installments or (ii) a lump sum equal to the present value of the amounts payable under this subsection, said payments commencing within thirty (30) days after Executive's termination of employment. For purposes of the preceding sentence, present value will be determined by using the short-term applicable federal rate under Section 1274 of the Internal Revenue Code of 1986, as amended (the "Code") in effect on the date of termination of employment. In lieu of continued pension, welfare and other benefits, a one-time lump sum cash payment equal to 25% of the payments to be received for termination of the Agreement under this provision shall be paid to Executive within thirty (30) days following the date of termination of Executive's employment. Notwithstanding any other provision of this Agreement or any other agreement or plan of Corporation or Bank, in the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Code Section 4999, such payments shall be retroactively (if necessary) reduced to the extent necessary to avoid such excise tax imposition. Upon written notice to Executive, together with calculations of Corporation's independent auditors, Executive shall remit to Corporation the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this contract to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Code, the Corporation shall be required only to pay to Executive the amount determined to be deductible under Section 280G.

         (b) Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise. Unless otherwise agreed to in writing, the amount of payment or the benefit provided for in this Section 6 shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.


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4.       RIGHTS IN EVENT OF TERMINATION OF EMPLOYMENT ABSENT CHANGE IN CONTROL.

         (a) In the event that Executive's employment is involuntarily terminated by Corporation and/or Bank without Cause and no Change in Control (as defined in Section 5(b) of this Agreement) shall have occurred at the date of such termination, Corporation and Bank shall pay Executive an amount equal to 2.0 times the Agreed Compensation (as defined in subsection (h) of Section 3 of this Agreement) or the remaining balance of the Agreed Compensation otherwise due to the Executive for the remainder of the then existing Employment Period, whichever is greater, and shall be payable in equal monthly installments and shall be subject to federal, state and local tax withholdings. In addition, for the remainder of the then existing Employment Period or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his termination of employment, or, if Corporation and Bank cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining such benefits (or substantially similar benefits). In lieu of continued pension, welfare and other benefits, Executive may elect to receive a lump sum cash payment equal to 25% of the payments to be received for termination of the Agreement under this provision. Notwithstanding any other provisions in this Agreement or any other agreements or plans of Corporation or Bank, in the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Code Section 4999, such payments shall be retroactively (if necessary) reduced to the extent necessary to avoid such excise tax imposition. Upon written notice to Executive, together with calculations of Corporation's independent auditors, Executive shall remit to Corporation the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this contract to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Code, the Corporation shall be required only to pay to Executive the amount determined to be deductible under Section 280G.

         (b) Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise. Unless otherwise agreed to in writing, the amount of payment or the benefit provided for in this Section 7 shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.


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5.       COVENANT NOT TO COMPETE.

         (a) Executive hereby acknowledges and recognizes the highly competitive nature of the business of Corporation and Bank and accordingly agrees that, during and for the applicable period set forth in Section 8(c) hereof, Executive shall not, except as otherwise permitted in writing by the Corporation and the
                  Bank:

                  (i) be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which Corporation or Bank or any of their subsidiaries are engaged during the Employment Period, and remain so engaged at the end of the Employment Period, in any county in which, at any time during the Employment Period or at the date of termination of the Executive's employment, Corporation or Bank or any of their subsidiaries operated their businesses, or any county contiguous to any county in which Corporation or Bank or any of their subsidiaries operated their businesses (the "Non-Competition Area"); or

                  (ii) provide financial or other assistance to any person, firm, corporation, or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which Corporation or Bank or any of their subsidiaries are engaged during the Employment Period, in the Non-Competition Area; or

                  (iii) for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or
                           (2) any other activity in which Corporation or Bank or any of their subsidiaries are engaged during the Employment Period, and remain so engaged at the end of the Employment Period, in the Non-Competition Area, directly or indirectly contact, solicit or induce any person, corporation or other entity who or which is a customer or referral source of Corporation, Bank or any of their subsidiaries during the term of Executive's employment or at the date of termination of Executive's employment; or

                  (iv) directly or indirectly solicit, induce or encourage any employee of Corporation, Bank or any of their subsidiaries, who is employed during the term of Executive's employment or at the date of termination of Executive's employment, to leave the employ of Corporation or Bank or to seek,


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                           obtain or accept employment with any person or entity
                           other than Corporation or Bank.

         (b) It is expressly understood and agreed that, although Executive and Corporation and Bank consider the restrictions contained in Section 8(a) hereof reasonable for the purpose of preserving for Corporation and Bank and their subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 8(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of
                  Section 8(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

         (c) The provisions of this Section 8 shall be applicable commencing on the date of this Agreement and ending on one of the following dates, as applicable:

                  (i) if Executive's employment terminates in accordance with the provisions of Section 3(c) of this Agreement (relating to termination by Executive for Good Reason), the second anniversary date of the effective date of termination of employment; or

                  (ii) if Executive's employment terminates in accordance with the provisions of Section 3(b) of this Agreement (relating to termination for Cause), the second anniversary date of the effective date of termination of employment; or

                  (iii) if the Executive voluntarily terminates his employment in accordance with the provisions of
                           Section 5 hereof (relating to termination following Change in Control), the second anniversary date of the effective date of termination of employment; or

                  (iv) if the Executive's employment is involuntarily terminated in accordance with the provisions of
                           Section 7 hereof, the second anniversary date of the effective date of termination of employment;

                  (v) if the Agreement is not renewed by Corporation, Bank or Executive in accordance with the provisions of
                           Section 3(a) and other than for Cause, the second anniversary date of the effective date of termination of employment.

6. UNAUTHORIZED DISCLOSURE. During the term of his employment hereunder, or at any later time, Executive shall not, without the written consent of the Boards of Directors of Corporation and Bank or a person authorized thereby, knowingly disclose to any person, other than an employee of Corporation or Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of


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         his duties as an executive of Corporation and Bank, any material confidential information obtained by him while in the employ of Corporation and Bank with respect to any of Corporation and Bank's services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to Corporation or Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by Corporation and Bank or any information that must be disclosed as required by law.

10. LIABILITY INSURANCE. Corporation and Bank shall use their best efforts to obtain insurance coverage for the Executive under an insurance policy covering officers and directors of Corporation and Bank against lawsuits, arbitrations or other legal or regulatory proceedings; however, nothing herein shall be construed to require Corporation and/or Bank to obtain such insurance, if the Board of Directors of the Corporation and/or Bank determine that such coverage cannot be obtained at a reasonable price.

11. NOTICES. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

             If to the Executive:     Gregory S. Lefever
                                      701 Rosemont Drive
                                      Lititz, PA  17543

             If to the Corporation:   John E. Stefan, Chairman and President
                                      STERLING FINANCIAL CORPORATION
                                      101 North Pointe Boulevard
                                      Lancaster, Pennsylvania 17601

             If to the Bank:          John E. Stefan, Chairman and President
                                      BANK OF LANCASTER, N.A.
                                      101 North Pointe Boulevard
                                      Lancaster, Pennsylvania 17601

12. WAIVER. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Boards of Directors of Corporation and Bank. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to


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         be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13. ASSIGNMENT. This Agreement shall not be assignable by any party, except by Corporation and Bank to any successor in interest to their respective businesses.

14. ATTORNEY'S FEES AND COSTS. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs, and necessary disbursements in addition to any other relief that may be proper.

15. INDEMNIFICATION. The Corporation will indemnify the Executive, to the fullest extent permitted under Pennsylvania and federal law, with respect to any threatened, pending or completed legal or regulatory action, suit or proceeding brought against him by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another person or entity. To the fullest extent permitted by Pennsylvania and federal law, the Corporation will, in advance of final disposition, pay any and all expenses incurred by the Executive in connection with any threatened, pending or completed legal or regulatory action, suit or proceeding with respect to which he may be entitled to indemnification hereunder.

16. ENTIRE AGREEMENT. This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the Bank and/or Corporation, including, without limitation, the Change in Control Agreement executed by Corporation, Bank and Executive on or about July 12, 1999, and this Agreement contains all the covenants and agreements between the parties with respect to employment.

17.      SUCCESSORS; BINDING AGREEMENT.

         (a) Corporation and Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses and/or assets of Corporation and Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Corporation and Bank would be required to perform it if no such succession had taken place. Failure by Corporation and Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement.

         (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive should die while any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee, or, if there is no such designee, to


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                  Executive's estate.

18. ARBITRATION. Corporation, Bank and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted for resolution, in Philadelphia, Pennsylvania, to the American Arbitration Association (the "Association") in accordance with the Association's National Rules for the Resolution of Employment Disputes or other applicable rules then in effect ("Rules"). Corporation, Bank or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. Corporation and Bank and Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association's pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, Corporation, Bank and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.

19. NO MITIGATION OR OFFSET. The Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise; nor will any amounts or benefits payable or provided hereunder be reduced in the event he does not secure employment, except as otherwise provided herein.

20. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

21. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

22. HEADINGS. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

23. NUMBER. Words used herein in the singular will be construed as being used in the plural, as the context requires, and vice versa.

24. REFERENCES TO CORPORATION AND BANK. All references to Corporation or Bank shall be


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         deemed to include a reference to Corporation and/or Bank, individually or collectively, as appropriate in the relevant context.

25. EFFECTIVE DATE; TERMINATION OF PRIOR AGREEMENT. This Agreement shall become effective immediately upon the executive and delivery of this Agreement by the parties hereto. Upon the execution and delivery of this Agreement, any prior agreement relating to the subject matter hereof, including, without limitation, the Change in Control Agreement executed by Corporation, Bank and Executive on or about July 12, 1999, shall be deemed automatically terminated and be of no further force or affect.

26. WITHHOLDING FOR TAXES. All amounts and benefits paid or provided hereunder shall be subject to withholding for taxes as required by law or as designated herein.



         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:                           STERLING FINANCIAL CORPORATION


  /s/ J. Roger Moyer, Jr.         By  /s/ John E. Stefan
---------------------------           ------------------------------------------
        Assistant Secretary              John E. Stefan, Chairman and President


ATTEST:                           BANK OF LANCASTER COUNTY, N.A.


  /s/ J. Roger Moyer, Jr.         By  /s/ John E. Stefan
---------------------------           ------------------------------------------
         Assistant Secretary              John E. Stefan, Chairman and President


WITNESS:


  /s/ Anne C. Lohr                By  /s/ Gregory S. Lefever
---------------------------           ------------------------------------------
                                          Gregory S. Lefever, Executive


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